Exhibit 1

COMPANHIA ENERGÉTICA DE MINAS GERAIS — CEMIG

This version of Cemig’s Bylaws is a consolidation of the Bylaws approved by the General Meeting that constituted the Company on May 22, 1952 — the minutes of which were filed with the Minas Gerais Commercial Board (Jucemg) on May 27, 1952, under number 57,386 — and all changes made by General Meetings of Stockholders up to and including the Ordinary and Extraordinary General Meetings of Stockholders held, concurrently, on April 29, 2010.

B Y L A W S

CHAPTER I

Name, constitution, objects, head office and duration

Clause 1: Companhia Energética de Minas Gerais — Cemig, constituted on May 22, 1952 as a corporation with mixed private and public sector stockholdings, is governed by these Bylaws and by the applicable legislation, and its objects are: to build, operate and commercially operate systems of generation, transmission, distribution and sale of electricity, and related services; to operate in the various fields of energy, from whatever source, with a view to economic and commercial operation; to provide consultancy services within its field of operation to companies in and outside Brazil; and to carry out activities directly or indirectly related to its objects, including the development and commercial operation of telecommunications and information systems.

§1         The activities specified in this Clause may be exercised directly by Cemig or, as intermediary, by companies constituted by it or in which it may hold a majority or minority stockholding interest, upon decision by the Board of Directors, under State Laws 828 of December 14, 1951, 8655 of September 18, 1984, 15290 of August 4, 2004 and 18695 of January 5, 2010.

§2         No subsidiary of or company controlled by Cemig may take any action which might affect the condition of the State of Minas Gerais as controlling stockholder of the Company, in the terms of the Constitution of the State of Minas Gerais and the legislation from time to time in force.

Clause 2: The Company shall have its head office and management in Belo Horizonte, capital city of the state of Minas Gerais, Brazil, and may open offices, representations or any other establishments in or outside Brazil, upon authorization by the Executive Board.

Clause 3: The Company shall have indeterminate duration.

CHAPTER II

Capital and shares

Clause 4:             The company’s registered capital is R$ 3,412,072,910.00 (three billion, four hundred twelve million, seventy two thousand, nine hundred and ten Reais), represented by:

a)          298,269,668 (two hundred ninety eight million two hundred sixty nine thousand six hundred sixty eight ) nominal common shares each with nominal value of R$ 5.00 (five Reais);

b)      384,144,914 (three hundred eight four million one hundred forty four thousand nine hundred and fourteen) nominal preferred shares each with nominal value of R$ 5.00.

§ 1 The right to vote shall be reserved exclusively for the common shares, and each common share shall have the right to one vote in decisions of the General Meeting of Stockholders.

Clause 5: The preferred shares shall have right of preference in the event of reimbursement of shares and shall have the right to a minimum annual dividend of the greater of the following amounts:

a)      10% (ten percent) of their nominal value;

b)      3% (three percent) of the value of the stockholders’ equity corresponding to the shares.

Clause 6: The common shares and the preferred shares shall have equal rights to distribution of bonuses and stock dividends.

§ 1 Capitalization of monetary adjustment to the value of the registered capital shall require a decision by the General Meeting of Stockholders, but shall be obligatory when the limit specified in Article 297 of Law 6404 of 15 December 1976 has been reached.

Clause 7: In the business years in which the Company does not obtain sufficient profit to pay dividends to its stockholders, the State of Minas Gerais shall guarantee to the shares issued by the Company up to August 5, 2004 and held by individual persons a minimum dividend of 6% (six percent) per year, in accordance with Clause 9 of State Law 828 of December 14, 1951, and State Law 15290 of August 4, 2004.

Clause 8: The State of Minas Gerais shall at all times obligatorily be the owner of the majority of the shares carrying the right to vote, and the capital subscribed by it shall be paid in in accordance with the legislation from time to time in force. The capital subscribed by other parties, whether individuals or legal entities, shall be paid in as specified by the General Meeting of Stockholders which decides on the subject.

§ 1 The Executive Board may, in order to obey a decision by a General Meeting of Stockholders, suspend the services of transfer and registry of shares, subject to the legislation from time to time in force.

§ 2 The stockholders shall have the right of preference in subscription of increases of capital and in the issue of the Company’s securities, in accordance with the applicable legislation. There shall, however, be no right of preference when the increase in the registered capital is paid with funds arising from tax incentive systems, subject to the terms of the sole sub-paragraph of Article 172 of Law 6404 of December 15, 1976.

CHAPTER III

The General Meeting of Stockholders

Clause 9: The General Meeting of Stockholders shall be held, ordinarily, within the first 4 (four) months of the year, for the purposes specified by law, and extraordinarily whenever necessary, and shall be called with minimum advance notice of 15 (fifteen) days, and the relevant provisions of law shall be obeyed in its convocation, opening and decisions.

§ 1 The stockholder may be represented in General Meetings of Stockholders in the manner specified in Article 126 of Law 6404, as amended, by showing at the time of the meeting, or by previously depositing at the Company’s head office, proof of ownership of the shares, issued by the depositary financial institution, accompanied by the proxy’s identity document and a power of attorney with specific powers.

Clause 10: The ordinary or extraordinary General Meeting of Stockholders shall be chaired by a stockholder elected by the General Meeting from among those present, who shall choose one or more secretaries.

CHAPTER IV

Management of the Company

Clause 11: Management of the Company shall be exercised by a Board of Directors and an Executive Board.

§ 1 The structure and composition of the Board of Directors and the Executive Board of the Company shall be identical in the wholly-owned subsidiaries Cemig Distribuição S.A and Cemig Geração e Transmissão S.A., with the exception that only the wholly-owned subsidiary Cemig Distribuição S.A. shall have a Chief Distribution and Sales Officer, and only the wholly-owned subsidiary Cemig Geração e Transmissão S.A. shall have a Chief Generation and Transmission Officer.

§ 2 In the management of the Company, and of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., and of the other wholly-owned or other subsidiaries, or affiliated companies or in the consortia in which they have direct or indirect interests, the Board of Directors and the Executive Board shall obey the provisions of the Company’s Long-Term Strategic Plan, in particular the dividend policy therein contained, as approved by the Board of Directors.

§ 3 The Long-Term Strategic Plan shall contain the long-term strategic planning, fundamentals, targets, objectives and results to be pursued and attained by the Company and its dividend policy, and shall obey the commitments and requirements specified in § 5 below.

§ 4 The Long-Term Strategic Plan shall be revised annually by the Executive Board and approved by the Board of Directors and shall be reflected in all the plans, forecasts, activities, strategies, capital expenditure and expenses of the Company and its wholly-owned and other subsidiaries, and affiliated companies, and in the consortia in which it directly or indirectly participates, including the Company’s Multi-year Strategic Implementation Plan and Annual Budget, which shall be approved by the Board of Directors.

§ 5 In the administration of the Company and in the exercise of the right to vote in wholly-owned and other subsidiaries, affiliated companies and consortia, the Board of Directors and the Executive Board shall faithfully obey and comply with the following targets:

a)      to keep the Company’s consolidated indebtedness less than or equal to 2 (two) times the Company’s Ebitda (earnings before interest, taxes, depreciation and amortization);

b)      to keep the consolidated ratio {Net debt / (Net debt + Stockholders’ equity) less than or equal to 40% (forty per cent);

c)      to limit the consolidated balance of funds recognized in Current assets, for the purposes of Clause 30 of these Bylaws and otherwise, to the equivalent of a maximum of 5%

(five per cent) of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

d)      to limit the consolidated amount of funds destined to capital expenditure and to the acquisition of any assets, in each business year, to the equivalent of a maximum of 40% (forty per cent) of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

e)      to invest in distribution, generation and transmission projects only when they offer real minimum internal rates of return equal to or more than those specified in the Company’s Long-Term Strategic Plan, subject to the legal obligations;

f)       to limit the expenses of the wholly-owned subsidiary Cemig Distribuição S.A. and of any subsidiary which operates in distribution to amounts not greater than the amounts recognized in the tariff adjustments and reviews;

g)      to keep the revenues of the wholly-owned subsidiary Cemig Distribuição S.A. and of any subsidiary which operates in distribution at the amounts recognized in the tariff adjustments and reviews.

§ 6 — The targets specified in § 5 above shall be determined on the consolidated basis, defined as taking into account the Company and its permanent investments in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., subsidiaries, affiliated companies and consortia.

§ 7: The targets established in sub-clauses “a”, “b”, “c” and “d” of § 5 above may be exceeded for reasons related to temporarily prevailing conditions, upon justification by grounds and prior specific approval by the Board of Directors, up to the following limits:

a)      the Company’s consolidated indebtedness to be less than or equal to 2.5 (two point five) times the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization);

b)      the consolidated ratio {Net debt / (Net debt + Stockholders’ equity)} to be limited to 50% (fifty per cent);

c)      the consolidated balance of the funds recognized in Current assets, for the purposes of Clause 30 of these Bylaws and otherwise, to be the equivalent of a maximum of 10% (ten per cent) of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization); and

d)      the consolidated amount of the funds allocated to capital expenditure and to the acquisition of any assets, only in the business years of 2006 and 2007, to be limited to maximum values of 65% (sixty-five per cent) and 55% (fifty-five per cent), respectively, of the Company’s Ebitda (Earnings before interest, taxes, depreciation and amortization).

Article I

The Board of Directors

Clause 12: The Company’s Board of Directors shall be made up of 14 (fourteen) members and an equal number of substitute members. One of the members shall be its Chairman and another its Vice-Chairman, and all shall be elected and able to be dismissed at any time by the General Meeting of Stockholders, for a period of office of 3 (three) years, and may be reelected.

§ 1 The substitute members shall substitute the respective members of the Board if the latter are absent or impeded from exercising their functions and, in the event of a vacancy, shall do so until a new member is elected.

§ 2 The global or individual amount of the remuneration of the Board of Directors shall be fixed by the General Meeting of Stockholders, in accordance with the legislation from time to time in force.

§ 3 The minority holders of common shares, and the holders of preferred shares, each have the right to elect 1 (one) member of the Board of Directors, in a separate vote, in accordance with the law.

§ 4 The Boards of Directors of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A. shall, obligatorily, be made up of the members and substitute members elected to the Board of Directors of the Company.

Clause 13: In the event of a vacancy on the Board of Directors, the first subsequent General Meeting of Stockholders shall elect a new member, for the period of office which was remaining to the previous member.

§ 1 In this event, if the previous Board member was elected by a minority, the new member shall be elected by the same minority.

Clause 14: The Board of Directors shall meet, ordinarily, every 2 (two) months and, extraordinarily, on convocation by its Chairman, or its Vice-Chairman, or one-third of its members, or when requested by the Executive Board, and decisions taken shall be valid when the majority of its members are present.

§ 1 The meetings of the Board of Directors shall be called by its Chairman or its Vice-Chairman, by written advice sent with 5 (five) days’ notice, containing the agenda to be discussed. Meetings of the Board of Directors called on the basis of urgency may be called by its Chairman without being subject to the above-mentioned period provided that the other members of the Board are unequivocally aware of the convocation.

§ 2 Decisions of the Board of Directors shall be taken by the majority of the votes of the Board Members present, and in the event of a tie the Chairman shall have the casting vote.

Clause 15: The Chairman of the Board of Directors has the competency to grant leave to the Board’s members, and the other members of the Board have the competency to grant leave to the Chairman.

Clause 16: The Chairman and Vice-Chairman of the Board of Directors shall be chosen by their peers, at the first meeting of the Board of Directors that takes place after the election of its members, and the Vice-Chairman shall take the place of the Chairman when the Chairman is absent or impeded from exercising his functions.

Clause 17: The Board of Directors shall have the following attributions:

a) to fix the general orientation of the Company’s business;

b) to elect or dismiss the Executive Officers of the Company, subject to these Bylaws;

c) to decide, prior to the Company entering into them, on contracts between the Company and any of its stockholders, or companies which are subsidiaries or jointly-controlled subsidiaries of such stockholders;

d) to decide, upon proposal put forward by the Executive Board, on disposal or placement of a charge upon any of the Company’s property, plant or equipment, and on the giving by the Company of any guarantee to any third party of which the individual value is greater than or equal to R$ 14,000,000.00 (fourteen million Reais);

e)      to decide, upon proposal put forward by the Executive Board, on the Company’s investment projects, signing of contracts and other legal transactions, contracting of loans or financings, or the constitution of any obligations in the name of the Company which, individually or jointly, have value of R$ 14,000,000.00 (fourteen million Reais) or more, including injections of capital into wholly-owned or other subsidiaries or affiliated companies or the consortia in which the Company participates;

f) to call the General Meeting of Stockholders;

g) to monitor and inspect the management by the Executive Board: the Board of Directors may, at any time, examine the books and papers of the Company, and request information on contracts entered into or in the process of being entered into, and on any other administrative facts or acts which it deems to be of interest to it;

h) to give a prior opinion on the report of management and the accounts of the Executive Board of the Company;

i) to choose and to dismiss the Company’s auditors, from among companies with international reputation authorized by the Securities Commission (CVM) to audit listed companies;

j) to authorize, upon a proposal by the Executive Board, commencement of administrative tender proceedings, and proceedings for dispensation from or non-requirement of tender, and the corresponding contracts, for amounts of R$ 14,000,000.00 (fourteen million Reais) or more;

l) to authorize, upon a proposal put forward by the Executive Board, filing of legal actions, or administrative proceedings, or entering into court or out-of-court settlements, for amounts of R$ 14,000,000.00 (fourteen million Reais) or more;

m) to authorize the issue of securities, in the domestic or external markets, for the raising of funding, in the form of debentures, promissory notes, medium-term notes and other instruments;

n) to approve the Company’s Long-Term Strategic Plan, the Multi-year Strategic Implementation Plan, and the Annual Budget and alterations and revisions to them;

o) annually, to set the directives and establish the limits, including financial limits, for spending on personnel, including concession of benefits and collective work agreements, subject to the competency of the General Meeting of Stockholders and the Annual Budget approved;

p) to authorize the exercise of the right of preference in stockholders’ agreements, or of the right to vote in wholly-owned or other subsidiaries, affiliated companies and the consortia in which the Company participates, except in the cases of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the General Meeting of Stockholders has the competency for decision on these matters;

q) to approve the declarations of vote in the General Meetings of Stockholders and the orientations for voting in the meetings of the boards of directors of the wholly-owned and other subsidiaries, affiliated companies and the consortia in which the Company participates, when participation in the capital of other companies or consortia is involved, and the decisions must, in any event and not only in matters relating to participation in the capital of other companies or consortia, obey the provisions of these Bylaws, the Long-term Strategic Plan and the Multi-year Strategic Implementation Plan;

§ 1 The Board of Directors, by specific resolutions, may delegate to the Executive Board the power to authorize agreement of contracts for sales of electricity or for provision of distribution or transmission services, in accordance with the legislation.

§ 2 The financial limits for decision by the Board of Directors shall be adjusted, in January of each year, by the IGP-M (General Market Price) inflation index, published by the Getúlio Vargas Foundation.

Article II

The Executive Board

Clause 18: The Executive Board shall be made up of 9 (nine) Executive Officers, who may be stockholders, elected by the Board of Directors, namely: the Chief Executive Officer; the Deputy Chief Executive Officer; the Chief Officer for Finance, Investor Relations and Control of Holdings; the Chief Corporate Management Officer; the Chief Distribution and Sales Officer; the Chief Generation and Transmission Officer; the Chief Trading Officer; the Chief New Business Development Officer; and the Chief Officer for the Gas Division.

§ 1 The period of office of the Executive Officers shall be 3 (three) years, and re-election is permitted. The Executive Officers shall remain in their posts until their duly elected successors take office.

§ 2 The global or individual amount of the remuneration of the Executive Board, including benefits of any type, shall be fixed by the General Meeting of Stockholders, in accordance with the legislation from time to time in force.

§ 3 The Executive Officers shall exercise their positions as full-time occupations in exclusive dedication to the service of the Company. They may at the same time exercise non-remunerated positions in the management of the Company’s wholly-owned or other subsidiaries or affiliated companies, at the option of the Board of Directors. They shall, however, obligatorily hold and exercise the corresponding positions in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A.

§ 4 Executive Officers who are not employees shall have the right to an annual period of not more than 30 (thirty) days’ remunerated leave. This leave may not be accumulated, and its remuneration shall be augmented by one-third of the monthly remuneration currently in effect. This leave shall be granted to them by the Chief Executive Officer; the leave of the Chief Executive Officer shall be granted by the Board of Directors.

Clause 19: In the event of absence, leave, resignation or vacancy of the post of the Chief Executive Officer, this post shall be exercised by the Deputy Chief Executive Officer, for whatever period the absence or leave may last, and, in the case of the post being vacant, of prevention of its exercise, or of resignation, until the post is filled by the Board of Directors.

§ 1 In the event of absence, leave, resignation or vacancy of the post of any of the other members of the Executive Board, the Executive Board may, by approval of a majority of its members, attribute the exercise of the respective functions to another Executive Officer, for as long as the period of absence or leave — or, in the event of vacancy, the impediment or resignation — lasts, until the post is filled by the Board of Directors.

§ 2 The Chief Executive Officer or a member of the Executive Board elected in the way described in this clause shall hold the position for the time which remains of the period of office of the Executive Officer who is substituted.

Clause 20: The Executive Board shall meet, ordinarily, at least 2 (two) times per month and, extraordinarily, whenever called by the Chief Executive Officer or by 2 (two) Executive Officers with prior notice of at least 2 (two) days, but this notice shall not be necessary if all the Executive Officers are present. Unless stated to the contrary in the Bylaws, the decisions of the Executive Board shall be taken by a vote of the majority of its members, and in the event of a tie the Chief Executive Officer shall have a casting vote and the Board of Directors must be advised that the casting vote has been used.

Clause 21: The Executive Board is responsible for the current management of the Company’s business, subject to the Long-Term Strategic Plan, the Multi-year Strategic Implementation Plan and the Annual Budget, prepared and approved in accordance with these Bylaws.

§ 1 The Company’s Multi-year Strategic Implementation Plan shall reflect the Company’s Long-Term Strategic Plan and contain the plans and projections for a period of 5 (five) business years, and must be updated at least once a year, and shall deal in detail with the following subjects, among others:

a) the Company’s strategies and actions, including any project related to its objects;

b) new investments and business opportunities, including those of the Company’s wholly-owned and other subsidiaries, and affiliated companies and of the consortia in which it participates;

c) the amounts to be invested or in any other way contributed from the Company’s own funds or funds of third parties; and

d) the rates of return and profits to be obtained or generated by the Company.

§ 2 The Company’s Annual Budget shall reflect the Company’s Multi-year Strategic Implementation Plan and, consequently, the Long-Term Strategic Plan, and must give details of the operational revenue and expenses, the costs and capital expenditure, the cash flow, the amount to be allocated to the payment of dividends, investments of cash from the Company’s own funds or funds of third parties, and any other data that the Executive Board considers to be necessary.

§ 3 The Company’s Multi-year Strategic Implementation Plan and the Annual Budget shall be prepared and updated annually, by the end of each business year, to be in effect in the following business year. Both shall be prepared in coordination with the Chief Officer for Finance, Investor Relations and Control of Holdings and submitted to examination by the Executive Board, and, subsequently, for approval by the Board of Directors.

§4 The following decisions shall require a decision by the Executive Board:

a) approval of the plan of organization of the Company and issuance of the corresponding rules and any changes to them;

b) examination, and submission to the Board of Directors, for approval, of the Company’s Multi-year Strategic Implementation Plan, and revisions of it, including timetables, amount and allocation of the capital expenditure specified in it;

c) examination, and submission to the Board of Directors, for approval, of the Annual Budget, which must reflect the Multi-year Strategic Implementation Plan at the time in force, and revisions of it;

d) decision on re-managing of investments or expenditure specified in the Annual Budget which amount, individually or in aggregate, in a single financial year, to less than R$ 14,000,000.00 (fourteen million Reais), with consequent re-adaptation of the targets approved, obeying the multi-year Strategic Implementation Plan and the Annual Budget;

e) approval of disposal of or placement of a charge upon any of the Company’s property, plant or equipment, and the giving of guarantees to third parties, in amounts less than R$ 14,000,000.00 (fourteen million Reais);

f) authorization of the Company’s capital expenditure projects, signing of agreements and legal transactions in general, contracting of loans and financings and the constitution of any obligation in the name of the Company, based on the Annual Budget approved, which individually or in aggregate have values less than R$ 14,000,000.00 (fourteen million Reais), including injection of capital into wholly-owned or other subsidiaries, affiliated companies, and the consortia in which the Company participates, subject to the provisions of sub-clause ‘p’ of sub-item IV of Clause 22;

g) approval, upon proposal by the Chief Executive Officer, jointly with the Chief Officer for Finance, Investor Relations and Control of Holdings, of the statements of vote in the General Meetings of the wholly-owned and other subsidiaries, affiliated companies and in the consortia in which the Company participates, except in the case of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the competency to decide on these matters shall be that of the General Meeting of Stockholders, and the decision must obey the provisions of these Bylaws, the decisions of the Board of Directors, the Long-term Strategic Plan and the multi-year Strategic Implement Plan;

h) authorization to commence administrative tender proceedings and proceeding for exemption from or non-requirement for tender, and the corresponding contracts, in amounts greater than or equal to R$ 2,800,000.00 (two million eight hundred thousand Reais) and less than R$ 14,000,000.00 (fourteen million Reais);

i) authorization to file legal actions and administrative proceedings, and to enter into Court and out-of-court settlements, for amounts less than R$ 14,000,000.00 (fourteen million Reais);

j) authorization of provisions in the Company’s accounts, of any value, upon proposal from the Chief Officer for Finance, Investor Relations and Control of Holdings;

l) approval of the nominations of employees to hold management posts in the Company, upon proposal by the Chief Officer concerned, subject to the provisions of sub-clause “h” of sub-item I of Clause 22; and

m) authorization of expenditure on personnel expenses and collective work agreements, subject to the competency of the General Meeting of Stockholders, the directives and limits approved by the Board of Directors and the Annual Budget approved.

§ 5 Actions necessary for the regular functioning of the Company, entering into contracts, and other legal transactions shall be carried out by the Chief Executive Officer, jointly with one Executive Officer, or with a person holding a valid power of attorney.

§ 6 Powers of attorney must be granted by the Chief Executive Officer, jointly with an Executive Officer, except for the power described in sub-clause “c” of Sub-item I of Clause 22, for which only the signature of the Chief Executive Officer is required.

§ 7        The financial limits for decision by the Executive Board shall be adjusted, in January of each year, by the IGP-M (General Market Price) inflation index, published by the Getúlio Vargas Foundation.

Clause 22: Subject to the provisions of the previous clauses, the following are the functions and powers attributed to the members of the Executive Board:

I — To the Chief Executive Officer:

a)      to oversee and direct the work of the Company;

b)      to supervise the preparation and implementation of the Multi-year Strategic Implementation Plan and to develop the strategies and actions approved;

c)      to represent the Company in the Courts, on the plaintiff or defendant side;

d)      to sign, jointly with one Chief Officer, documents which bind the Company;

e)      to present the annual report on the Company’s business to the Board of Directors and to the Ordinary General Meeting of Stockholders;

f)       to hire and dismiss employees of the Company;

g)      to manage and direct the activities of internal audits, institutional relationships, legal, communication and representation activities, the Company’s Ombudsman’s department and the Corporate Secretariat Office;

h)      to propose to the Executive Board, for approval, jointly with the Chief Officer to whom the employee is linked, nominations for management positions in the Company; and

i)       to propose appointments for the positions of management and on the Audit Boards of the wholly-owned and other subsidiaries, and affiliated companies, and also of Fundação Forluminas de Seguridade Social (Forluz) after hearing the opinion of the Chief Officer for Finance, Investor Relations and Control of Holdings, except in the case of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the provisions of Paragraph 4 of Clause 12 and Paragraph 3 of Clause 18 of these Bylaws prevail.

II — To the Deputy Chief Executive Officer:

a)      to substitute the Chief Executive Officer if he is absent, on leave, temporarily impeded from exercising his functions, or has resigned or his post is vacant;

b)      to promote improvement of the Company’s social responsibility and sustainability policies;

c)      to set the policies and guidelines for the environment, technological development, alternative energy sources and technical standardization;

d)      to co-ordinate the Company’s strategy for operations in relation to social responsibility, the environment, technological processes and strategic management of technology;

e)      to coordinate the putting in place and maintenance of the Company’s quality control systems;

f)       to promote the implementation of programs for the Company’s technological development; and

g)      to monitor the management of the plans for compliance with the guidelines for the environment, technology and improvement of quality.

III — To the Chief Officer for Finance, Investor Relations and Control of Holdings:

a)      to make available the financial resources necessary for the operation and expansion of the Company, in accordance with the Annual Budget, conducting the processes of contracting of loans and financing, and the related services;

b)      to coordinate the preparation and consolidation, with the participation of all the Chief Officers, of the Company’s Multi-year Strategic Implementation Plan and Annual Budget;

c)      to arrange for economic and financial valuation of the Company’s capital expenditure investment projects, except those that are the responsibility of the Chief New Business Development Officer;

d)      to accompany the performance of the execution of investment projects, according to targets and results approved by the Executive Board and the Board of Directors;

e)      to carry out the accounting of, and to control, the Company’s economic-financial transactions;

f)       to determine the cost of the service and to establish a policy on insurance, as set out in the Company’s Multi-year Strategic Implementation Plan;

g)      to prepare the short-, medium- and long-term financial programming in detail, as specified in the Company’s Multi-year Strategic Implementation Plan and Annual Budget;

h)      to control the Company’s registered capital, decide policy for its shares and corporate governance, and suggest dividend policy;

i)       to coordinate the preparation and negotiation of the tariffs for supply and distribution of electricity, and the revenues from transmission, with the National Electricity Agency, Aneel;

j)       to be responsible for the provision of information to the investing public, to the Securities Commission (CVM) and to the Brazilian and international stock exchanges and over-the-counter markets, and the corresponding regulation and inspection entities, and to keep the Company’s registrations with these institutions updated;

l)       to represent the Company to the CVM , the stock exchanges and other entities of the capital markets;

m)     to arrange for the financial and corporate management of the Company’s holdings in the wholly-owned and other subsidiaries, and affiliated companies, within the criteria of good corporate governance and making continual efforts for compliance with their business plans, subject to the provisions of these Bylaws;

n)      to propose to the Executive Board, for approval or submission to the Board of Directors or to the General Meeting of Stockholders, in accordance with the competency defined in these Bylaws, injections of capital, exercise of the right of preference and the making of voting agreements in the wholly-owned and other subsidiaries, and affiliated companies and in the consortia in which the Company participates;

o)      to take part in negotiations that involve the constitution or alteration of corporate documents of the holdings referred to in the previous sub-clause; and

p)      to coordinate the processes of sale of stockholdings owned by the Company, or by its wholly-owned or other subsidiaries, or affiliated companies, upon prior legislative authorization and approval by the Board of Directors.

IV —    To the Chief Corporate Management Officer:

a)      to ensure the provision of appropriate personnel to the Company;

b)      to decide the Company’s human resources policy and to orient and promote its application;

c)      to orient and conduct activities related to organizational studies and their documentation;

d)      to decide, conduct and supervise the Company’s telecommunications and information technology policy;

e)      to plan, put in place and maintain the Company’s telecommunications and information technology systems;

f)       to decide policies and rules on support services such as transport, administrative communication, security guards, and on provision of adequate quality in the workplace for the Company’s personnel;

g)      to provide the Company with infrastructure and administrative support resources and services;

h)      to coordinate the policies, processes and means of property security, work safety and security guarding approved by the Company;

i)       to carry out the negotiations of collective work agreements, in accordance with the guidelines and limits approved by the Board of Directors, submitting the proposals negotiated for approval by the Executive Board;

j)       to manage the process of contracting of works and services and of acquisition and disposal of materials and real estate property;

l)       to effect quality control of the material acquired and of the qualification of contracted service providers;

m)     to administer and control the stock of material, arrange for the separation and recovery of used material, and to carry out sales of excess and unusable material, and scrap;

n)      to arrange for and implement programs to increase, develop, perfect and continually improve suppliers of materials and services of interest to the Company, alone or in cooperation with other Chief Officers’ Departments or development agencies and industry associations, in the ambit of the State of Minas Gerais;

o)      to carry out corporate management programs and environmental action within the scope of this Chief Officer’s Department;

p)      to authorize initiation of administrative tender proceedings and proceedings for exemption or non-requirement for tender, and the corresponding contracts, in amounts up to R$ 2,800,000.00 (two million eight hundred thousand Reais);

q)      to propose to the Chief Executive Officer, for submission to the Executive Board for approval, from among the employees of the Company, Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., appointments for the positions of sitting and substitute members of the Integrated Pro-Health Administration Committee;

r)       to propose to the Chief Executive Officer, for submission to the Executive Board for approval, from among the employees of the Company and of the other companies involved in the negotiations, appointments of employees to the Union Negotiation Committee, and also the appointment of its coordinator; and

s)      to present to the Executive Board the assessments received from a leadership succession development program, put in place by the Company, for the purpose of assisting the Executive Board in making its decisions on appointments of employees to management posts.

V —  To the Chief Distribution and Sales Officer:

a)      to make continuous efforts on behalf of the quality of supply of energy to consumers that are directly linked to the Company’s distribution system;

b)      to prepare the planning of the Company’s distribution system;

c)      to manage the implementation of the distribution facilities, including preparation and execution of the plan, construction and assembly;

d)      to operate and maintain the electricity distribution system and the associated systems of supervision and remote control;

e)      to manage the Company’s work safety policy in the ambit of his/her activities;

f)       to propose and implement the policies for service to consumers served by this Chief Officer’s Department;

g)      to develop programs and actions with captive consumers with demand lower than 500 kW, with a view to the most efficient use of electricity;

h)      to establish commercial relationships with and coordinate the sale of electricity and services to captive consumers with demand lower than 500 kW;

i)       to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

j)       to represent the Company in the Brazilian Electricity Distributors’ Association (Abradee) and with other entities of the distribution sector;

l)       to establish policies and guidelines to ensure the physical security of the distribution facilities, and manage the asset security of these facilities; and

m)     to seek continual improvement of the processes of operation and maintenance, through the use of new technologies and methods, aiming to improve the quality and reduce the cost of those activities.

VI —    To the Chief Generation and Transmission Officer:

a)      to make continuous efforts on behalf of the quality of supply of electricity to consumers that are directly linked to the transmission system;

b)      to prepare the planning of generation and transmission;

c)      to operate and maintain the generation and transmission systems and the associated systems of supervision and remote control;

d)      to carry out environmental programs and actions within the scope of this Chief Officer’s Department;

e)      to develop and conduct such hydro-meteorological activities as are of interest to the Company;

f)       to manage the operations arising from interconnection of the Company’s electricity transmission system with those of other companies, and the connection of agents to the Company’s basic network;

g)      to represent the Company in relations with the National System Operator (ONS), the Brazilian Electricity Generators’ Association (Abrage) and other entities representing the electricity generation and transmission sector;

h)      to manage the Company’s central laboratories and workshops;

i)       to coordinate and put in place projects for refurbishment, modernization, improvement, reactivation and de-activation of the generation and transmission facilities;

j)       to propose and implement measures that aim to ensure the connectivity of the various agents of the electricity sector, linked to the Company’s transmission system;

l)       to propose and implement the policies and guidelines that aim to ensure the physical security of the generation and transmission facilities, and to manage the industrial safety of those facilities;

m)     to manage and promote the Company’s work safety policy within the scope of his/her activities;

n)      to manage and put in place the undertakings for expansion of generation, transmission and co-generation, arranging for planning, construction and assembly, and ensuring the proper physical and financial performance of those undertakings;

o)      to supply technical support to the negotiations for making possible the projects for expansion of generation, transmission and co-generation, and to take part in the negotiation of documents of the consortia of entrepreneurs and special-purpose companies.

VII — To the Chief Trading Officer:

a)      to carry out research, studies and projections on the markets of interest to the Company;

b)      to coordinate the planning and execution of the purchase of electricity to serve the Company’s market and the sale of energy from its own generation sources;

c)      to coordinate the purchase and sale of electricity in its different forms and modalities, including importation, exportation and holdings in all the segments of markets specialized in energy;

d)      to coordinate the provision of services of intermediation of business transactions related to the sale of electricity to any authorized agent;

e)      to represent the Company in the Electricity Trading Chamber (CCEE), taking responsibility for the transactions carried out in the ambit of that chamber, and to represent the Company in relations with the other electricity trading entities;

f)       to coordinate the establishment of the prices for purchase and sale of electricity, and to propose them to the Executive Board for approval;

g)      to establish commercial relations with and coordinate the sale of electricity and services to individual consumers, or groups of consumers, served at voltages of 2.3kV or more and contracted demand of 500kW or more, and also business groups;

h)      to identify, measure and manage the risks association with the trading of electricity;

i)       to negotiate and manage the commercial transactions involved in transport and connection of any party accessing the distribution system;

i)       to negotiate and manage the Contracts for Use of the Transmission System with the National System Operator (ONS) and for connection to the Distribution System with transmission companies; and

l)       in coordination with the Chief New Business Development Officer, to manage the commercialization of the Company’s carbon credits.

VIII — To the Chief New Business Development Officer:

a)   to arrange for prospecting, analysis and development of new business of the Company in the areas of generation, transmission and distribution of electricity, oil and gas, and also in other activities directly or indirectly related with the Company’s objects;

b)   to arrange for technical, economic-financial, and environmental feasibility studies of new business for the Company, in coordination with the Chief Officers’ Departments related to those businesses;

c)   to coordinate the negotiations and implement the partnerships, consortia, special-purpose companies and other forms of association with public- or private-sector companies necessary for the development of new business, and also the negotiation of contracts and corporate documents of those projects;

d)   to coordinate the participation of the Company in tender proceedings for obtaining grant of concessions in all the areas of its operations;

e)   to prospect, coordinate, evaluate and structure the opportunities for acquisition of new assets in the electricity sector and in the oil and gas sector;

f)    to coordinate the Company’s participation in the auctions of new business opportunities held by the National Electricity Agency (Aneel), and the National Oil, Natural Gas and Biofuels Agency (ANP);

g)   to arrange for prospecting and analysis, within the scope of the Company, of business opportunities related to the use of carbon credits;

h)   to consolidate planning of expansion of the generation, transmission and distribution systems;

i)    to consolidate the Company’s Program of Investments in generation, transmission and distribution;

j)    to represent the Company in relations with the entities for planning of expansion of the electricity sector in his/her areas of operation;

l)    to carry out environmental programs and actions within the scope of this Chief Officer’s Department; and

l)    to accompany, within the Company, the energy planning of the State of Minas Gerais.

IX — To the Chief Officer for the Gas Division:

a)   to coordinate, in the name of the Company and its wholly-owned and other subsidiaries, all the activities related to exploration, acquisition, storage, transport, distribution and sale of oil and gas or oil products and by-products, directly or through third parties;

b)   to propose to the Executive Board guidelines, general rules and plans of operation, prospecting, exploration, acquisition, storage, transport, distribution and sale of activities of the oil and gas business;

c)   to carry out research, analyses and studies of investments and new technologies related to oil and gas, jointly with the Office of the Chief New Business Officer;

d)   to develop standardized rules for projects in the field of oil and gas;

e)   to propose to the Executive Board a multi-year plan for investments and expenses of Gasmig;

f)    to propose to the Executive Board a multi-year plan for investments and expenses of other special-purpose companies associated with the activity of oil and gas;

g)   to consolidate the management of the work safety policies of Gasmig and of other special-purpose companies, in the oil and gas activities, in accordance with the general guidelines laid down by the Company, through the Office of the Chief Corporate Management Officer;

h)   to carry out research, studies, analyzes and market projections of interest to the Company within the scope of the oil and gas activities;

i)    to carry out environmental programs and actions within the scope of this Chief Officer’s Department; and

j)    to represent the Company in the various entities that bring together the companies of the oil and gas sector.

§1     The competencies of representation before technical and administrative bodies and associations granted to the Chief Officers under this Clause do not exclude the Chief Executive Officer’s competency of representation, nor the need for obedience to the provisions in these Bylaws in relation to prior obtaining of authorizations from the management bodies to contract obligations in the name of the Company.

§ 2    As well as the exercise of the attributions set for them in these Bylaws, each Chief Officer’s Department has the competency to ensure the cooperation, assistance and support of the other Chief Officers’ Departments in the areas of their respective competencies, with the aim of success in the greater objectives and interests of the Company.

§ 3    The projects developed by the Company in the area of the Chief New Business Development Officer’s Department, once structured and constituted, should be assumed by the respective Chief Officer’s Departments responsible for their construction, execution, operation and sales, as defined in these Bylaws.

§ 4    It is the competency of each Chief Officer, within the area of his/her operation, to arrange for the actions necessary for compliance with and effective implementation of the work safety policies approved by the Company.

§ 5        The financial limit set by sub-clause “p” of Item IV of this Clause shall be adjusted, in January of each year, by the IGP-M (General Market Price) inflation index, produced by the Getúlio Vargas Foundation.

CHAPTER V

The Audit Board

Clause 23: The Company’s Audit Board shall function permanently and shall be made up of between 3 (three) and 5 (five) members and their respective substitute members,

who shall be elected annually, on the occasion of the Annual General Meeting, and may be re-elected.

§ 1 The Audit Board shall elect its Chairman from among its members, and the Chairman shall call and chair the meetings.

Clause 24: In the event of resignation of the position, death or impediment, a member of the Audit Board shall be replaced by his respective substitute, until the new member is elected, and such member shall be chosen by the same party that appointed the substitute.

Clause 25: The responsibilities and powers of the Audit Board are those set by the Corporate Law, and also, to the extent that they do not conflict with Brazilian legislation, those required by the laws of the country in which the Company’s shares are listed and traded, in accordance with its Regulations.

Clause 26: The remuneration of the members of the Audit Board shall be fixed by the General Meeting of Stockholders which elects it, in accordance with the legislation from time to time in force.

CHAPTER VI

The business year

Clause 27: The business year shall coincide with the calendar year, closing on 31 December of each year, when the Financial Statements shall be prepared, in accordance with the relevant legislation. Financial statements for periods of six months or interim statements for shorter periods may be prepared.

Clause 28: Before any profit share, retained losses, the provision for income tax, the Social Contribution on Net Profit and, successively, the profit shares of the employees and the managers, shall be deducted from the result for the business year.

§ 1 The net profit ascertained in each business year shall be allocated as follows:

a)      5% (five percent) to the legal reserve, up to the limit specified by law;

b)      50% (fifty percent) distributed as obligatory dividends to the stockholders of the Company, subject to the other terms of these Bylaws and the applicable legislation; and

c)      the balance, after the retention specified in a capital expenditure and/or investment budget prepared by the Company’s management, in compliance with the Company’s Long-Term Strategic Plan and the dividend policy contained therein and duly approved, shall be applied in the constitution of a profit reserve for the purpose of distribution of extraordinary dividends, in accordance with Clause 30 of these Bylaws, up to the maximum limit specified by Clause 199 of the Corporate Law.

Clause 29: The dividends shall be distributed in the following order:

a)      the minimum annual dividend guaranteed to the preferred shares;

b)      the dividend for the common shares, up to a percentage equal to that guaranteed to the preferred shares.

§ 1 Once the dividends specified in sub-clauses “a” and “b” of the head paragraph of this clause have been distributed, the preferred shares shall have equality of rights with the common shares in any distribution of additional dividends.

§ 2 The Board of Directors may declare interim dividends, in the form of interest on equity, to be paid from retained earnings, profit reserves or profits ascertained in six-monthly or interim financial statements.

§ 3 The amounts paid or credited as Interest on Equity, in accordance with the relevant legislation, shall be imputed to the amounts of the obligatory dividend or of the dividend payable under the Bylaws to the preferred shares, being for all purposes of law a part of the amount of the dividends distributed by the Company.

Clause 30: Without prejudice to the obligatory dividend, every two years, starting from the business year of 2005, or more frequently if the Company’s availability of cash so permits, the Company shall use the profit reserve specified in sub-clause “c” of Clause 28 of these Bylaws for the distribution of extraordinary dividends, up to the limit of cash available, as determined by the Board of Directors, in obedience to the Company’s Long-Term Strategic Plan and the Dividend Policy contained therein.

Clause 31: The dividends declared, obligatory or extraordinary, shall be paid in 2 (two) equal installments, the first by June 30 and the second by December 30 of each year, and the Executive Board shall decide the location and processes of payment, subject to these periods.

§ 1 Dividends not claimed within a period of 3 (three) years from the date on which they are placed at the disposal of the stockholder shall revert to the benefit of the Company.

Clause 32: The employees have the right to a share in the profits or results of the Company, upon criteria authorized by the Executive Board based on the guidelines approved by the Board of Directors and limits established by the General Meeting of Stockholders, in accordance with the specific legislation.

Clause 33: It is the competency of the General Meeting of Stockholders to set, annually, the limits to sharing by the managers in the profits of the Company, subject to the provisions of the sole sub-paragraph of Article 190 of Law 6404 of December 15, 1976.

CHAPTER VII

Responsibilities of the management officers

Clause 34: The management officers are responsible to the Company and to third parties for the actions which they take in the exercise of their functions, as specified by the law and by these Bylaws.

Clause 35: The Company guarantees defense of members of the Board of Directors, the Audit Board and the Executive Board in Court and/or administrative proceedings, on the plaintiff or defendant side, during or after their periods of office, occasioned by events or acts related to the exercise of their specific functions which do not violate legal provisions or the provisions of these Bylaws.

§ 1        The guarantee given in the head paragraph of this clause extends to employees who legally carry out actions by delegation from the Company’s management officers.

§ 2        The Company may contract third-party liability insurance to cover the expenses of proceedings, fees of counsel and indemnities arising from the legal or administrative proceedings referred to in the head paragraph of this Clause, upon decision by the Board of Directors.

§ 3        Any member of the Board of Directors or the Audit Board, or any Executive Officer or employee against whom a Court judgment subject to no further appeal is given must reimburse the Company all the costs, expenses and losses caused to it.